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                                                                      EXHIBIT 11


                                      FOCUS ENHANCEMENTS, INC.
                            STATEMENT OF COMPUTATION OF INCOME PER SHARE


                                                                      Three months ended
                                                                 March 31,          March 31,
                                                                   1999               1998
                                                               -------------      -----------
Net income                                                     $   102,990        $   364,748
                                                               ===========        ===========

Basic:

Weighted average number of common shares outstanding            18,005,090         14,528,419
                                                               ===========        ===========

Diluted:

Weighted average number of common shares outstanding            18,005,090         14,528,419
                                                               -----------        -----------
Weighted average common equivalent shares                          716,815          1,346,896

Weighted average number of common and common equivalent
shares outstanding used to calculate per share data             18,721,905         15,875,315
                                                               ===========        ===========

Net income per share
        Basic                                                  $      0.01        $      0.03
                                                               -----------        -----------
        Diluted                                                $      0.01        $      0.02
                                                               -----------        -----------
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